UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2006
PERFICIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15169	74-2853258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 S. Capital of Texas Highway, Suite 220, Bldg. 3 Austin, Texas 78746
(Address of principal executive offices including zip code)

(512) 531-6000
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed in the Company’s filings commencing with the September 30, 2005 Form 10-Q, the Public Company Accounting Oversight Board (the “PCAOB”), conducted an annual inspection of BDO Seidman, LLP (“BDO”), as they do with all large public accounting firms that audit the financial statements of publicly held companies. The PCAOB’s 2005 annual inspection of BDO’s audits included a number of BDO clients, including BDO’s audit of our financial statements for the year ended December 31, 2004. In 2005, the PCAOB staff informed BDO that they differ with our accounting for forfeitable shares of stock issued in connection with one of our acquisitions in 2004 and had referred this matter to its Board for further consideration. On September 26, 2006 BDO informed us that the PCAOB has reached a final conclusion on this issue and continue to differ with our accounting for forfeitable shares for the acquisition described above. We and BDO continue to believe that our accounting for this acquisition is correct. We intend to review this matter with the staff of the Securities and Exchange Commission (SEC) under the established guidelines for “Consulting with the Office of the Chief Accountant”. We expect this to result in final resolution of the issue. If it were ultimately determined that different accounting should be used for the acquisition, we estimate the resulting accounting impact would be a non-cash expense of approximately $150,000 per quarter after taxes over a period of three years commencing April 2004 (the date of the acquisition) and a reduction in the acquisition’s purchase price of approximately $3.0 million reflected on our balance sheet as reductions in goodwill and stockholders’ equity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFICIENT, INC.

Dated: October 2, 2006	By:	/s/ Paul E. Martin
Paul E. Martin
Chief Financial Officer